Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Quynh McGuire, Vice President, Investor Relations
412 227 2049
McGuireQT@koppers.com

Koppers Reports First Quarter 2022 Results

Record Quarter Sales of $459.3 Million vs. $407.5 Million in Prior Year Quarter

Balanced Portfolio Serving Diversified End Markets Drove Strong Results

PITTSBURGH, May 6, 2022 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds, today reported net income attributable to Koppers for the first quarter of 2022 of $18.8 million, or $0.87 per diluted share, compared to $25.9 million, or $1.18 per diluted share, in the prior year quarter.

Adjusted net income attributable to Koppers and adjusted earnings per share (EPS) were $19.7 million and $0.91 per share for the first quarter of 2022, compared to $22.3 million and $1.02 per share in the prior year quarter, respectively.

Consolidated sales of $459.3 million, a record quarter, increased by $51.8 million, or 12.7 percent, compared with $407.5 million in the prior year quarter.  Excluding a $5.5 million unfavorable impact from foreign currency changes, sales increased by $57.3 million, or 14.1 percent, from the prior year.

The Railroad and Utility Products and Services (RUPS) business reported lower sales and profitability than in the prior year period, primarily driven by lower volumes in the utility pole business as well as continued supply chain challenges related to the availability of untreated crossties at acceptable price points.

The Performance Chemicals (PC) segment delivered record first-quarter sales; however, profitability was unfavorably impacted by higher raw material costs, partly offset by price increases implemented globally.

The Carbon Materials and Chemicals (CMC) segment again generated significantly higher sales and strong profitability compared with the prior year quarter, reflecting a favorable pricing environment driven by strong end market demand that continues to trend ahead of raw material cost increases.

President and CEO Leroy Ball said, “I am extremely pleased by our record sales and overall first-quarter performance, which demonstrates our ability to continue to successfully navigate through rapid changes and economic uncertainties.  We achieved results beyond our internal expectations, supported by a robust global economy with healthy demand for our CMC products and a favorable pricing environment that continues to outpace increased costs in this segment.  PC also had a solid quarter due to robust volumes and pricing, although the strong results were partly offset by higher costs that surpassed price increases in the quarter.  As expected, RUPS struggled as hardwood supply continued to be below comparable levels in the prior year period, although we anticipate improvement in the second half of this year.”

First Quarter Financial Performance

•

Sales for RUPS of $183.4 million decreased by $8.5 million, or 4.4 percent, compared to sales of $191.9 million in the prior year quarter.  Sales decreased from prior year, primarily related to lower volumes of utility poles in the U.S. and Australia, along with lower sales volumes of crossties for both Class I and commercial railroads, partly offset by pricing increases and improved demand in maintenance-of-way businesses.  Adjusted EBITDA for the first quarter was $11.6 million, or 6.3 percent, compared with $16.4 million, or 8.5 percent, in the prior year quarter.  Profitability was unfavorably impacted by higher raw material and operating costs in the domestic utility pole business.  The railroad business experienced lower absorption of fixed costs due to lower tie throughput as a result of decreased purchases of untreated crossties by our Class I customers.

•

Sales for PC of $136.4 million, a first-quarter segment record, increased by $12.8 million, or 10.4 percent, compared to sales of $123.6 million in the prior year quarter.  The increase in sales was primarily due to price increases implemented globally along with higher demand for preservatives in South America.  Adjusted EBITDA for the first quarter was $20.9 million, or 15.3 percent, compared with $27.8 million, or 22.5 percent, in the prior year quarter.  Profitability was lower than prior year due to higher raw material costs, including scrap copper.

•

Sales for CMC of $139.5 million increased by $47.5 million, or 51.6 percent, compared to sales of $92.0 million in the prior year quarter. Excluding an unfavorable impact from foreign currency changes of $5.3 million, sales increased by $52.8 million, or 57.4 percent, from the prior year quarter.  Sales benefited from higher pricing and volumes for carbon pitch, phthalic anhydride and carbon black feedstock, and higher sales prices for naphthalene.  Adjusted EBITDA for the first quarter was $20.1 million, or 14.4 percent, compared with $10.4 million, or 11.3 percent, in the prior year quarter.  The increase in profitability reflects a favorable demand and pricing environment, partly offset by higher raw material and selling, general and administrative costs.

•

Net income attributable to Koppers was $18.8 million, compared to $25.9 million in the prior year quarter.  Adjusted net income attributable to Koppers was $19.7 million for the first quarter, compared to $22.3 million in the prior year quarter.  Adjusted EBITDA was $52.6 million, or 11.5 percent, in the first quarter, compared with $55.1 million, or 13.5 percent, in the prior year quarter.

•	Diluted EPS from continuing operations was $0.87, compared to $1.18 per diluted share in the prior year quarter. Adjusted EPS for the quarter was $0.91, compared with $1.02 for the prior year period.
•

Capital expenditures for the three months ended March 31, 2022, were $26.2 million, compared with $24.2 million for the prior year period.  Net of insurance proceeds and cash received from asset sales, capital expenditures were $22.0 million for the current year, compared with $19.5 million for the prior year period.

2022 Outlook

Koppers remains committed to expanding and optimizing its business and making continued progress toward its long-term financial goals.  After considering global economic conditions as well as the ongoing uncertainty associated with geopolitical and supply chain challenges, Koppers expects 2022 sales of approximately $1.9 billion, compared with $1.68 billion in the prior year, and adjusted EBITDA of approximately $230 million for 2022, compared with $223.5 million in the prior year.

The effective tax rate for adjusted net income in 2022 is projected to be approximately 32 percent, compared to the tax rate in 2021, excluding certain income tax effects relating to non-recurring items, of 27 percent.  The higher 2022 tax rate is primarily due to higher anticipated interest expense deduction disallowances and the mix of income from domestic and foreign subsidiaries.  Accordingly, the 2022 adjusted EPS is forecasted to be approximately $4.10, compared with adjusted EPS of $4.21 in the prior year.  The higher tax rate anticipated in 2022 is estimated to have a negative impact on adjusted EPS of approximately $0.31 compared to the prior year.

Koppers expects capital expenditures of approximately $95 million in 2022.  Net of cash received from asset sales and property insurance recoveries, Koppers expects its net investment in capital expenditures to be $80 million to $90 million.

Commenting on the forecast, Mr. Ball said, “Once again, it is a testament to the balanced and diversified nature of our business model that we are maintaining our 2022 expectations for adjusted EBITDA of $230 million.  A strong economy, improved hardwood supply, and our ability to recapture higher costs from our customers are key factors underpinning our forecast.  While a higher estimated effective tax rate will impact our adjusted EPS, we still anticipate that it will be solidly above $4 per share.  I remain confident that our strategy of serving essential infrastructure markets will mitigate the impact of economic volatility and continue to sustain our business, as it has throughout the pandemic and now with the conflict in Ukraine.”

Dividend Declaration

Koppers also announced that its Board of Directors declared a quarterly cash dividend of $0.05 per share of its common stock. The dividend is payable on June 13, 2022, to shareholders of record as of the close of trading on May 27, 2022.

Share Repurchase Program

During the first quarter, Koppers repurchased 225,683 shares of common stock for an aggregate of $6.4 million, or an average price per share of $28.52.

At March 31, 2022, $84.2 million remained available under the company’s stock repurchase authorization.  On August 6, 2021, the Board of Directors authorized a $100 million share repurchase program, which has no expiration date.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 1-833-366-1128 in the United States and Canada, or 1-412-902-6774 for international, Conference ID number 10166495. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.  The conference call will be broadcast live on www.koppers.com and can also be accessed here.

An audio replay will be available approximately two hours after the completion of the call at 1-877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 1-412-317-0088 for international, using replay access code 2412339. The recording will be available for replay through August 6, 2022.

###

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals, and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."

For more information, visit: www.koppers.com. Inquiries from the media should be directed to Ms. Jessica Franklin at FranklinJM@koppers.com or 412-227-2025.  Inquiries from the investment community should be directed to Ms. Quynh McGuire at McGuireQT@koppers.com or 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Net Income to Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to Adjusted EBITDA On A Latest Twelve Month Basis.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include, but are not limited to, restructuring and impairment charges, acquisition-related costs, mark-to-market commodity hedging, and LIFO adjustments that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.

All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding future dividends, expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; existing and future adverse effects as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Net sales	$459.3	$407.5
Cost of sales	370.3	319.3
Depreciation and amortization	14.2	16.1
(Gain) on sale of assets	(2.5)	(7.5)
Impairment and restructuring charges	0.0	1.2
Selling, general and administrative expenses	39.1	34.5
Operating profit	38.2	43.9
Other income, net	0.6	1.0
Interest expense	9.8	10.2
Income from continuing operations before income taxes	29.0	34.7
Income tax provision	9.7	8.5
Income from continuing operations	19.3	26.2
Loss on sale of discontinued operations, net of tax benefit of $0.0 and $0.1	(0.5)	(0.4)
Net income	18.8	25.8
Net loss attributable to noncontrolling interests	0.0	(0.1)
Net income attributable to Koppers	$18.8	$25.9
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.91	$1.24
Discontinued operations	(0.02)	(0.02)
Earnings per basic common share	$0.89	$1.22
Diluted -
Continuing operations	$0.89	$1.20
Discontinued operations	(0.02)	(0.02)
Earnings per diluted common share	$0.87	$1.18
Comprehensive income	$20.5	$31.8
Comprehensive loss attributable to noncontrolling interests	0.0	(0.1)
Comprehensive income attributable to Koppers	$20.5	$31.9
Weighted average shares outstanding (in thousands):
Basic	21,151	21,142
Diluted	21,692	21,907

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents, including restricted cash	$49.2	$45.5
Accounts receivable, net of allowance of $3.5 and $3.3	223.5	182.8
Inventories, net	329.7	313.8
Derivative contracts	55.0	61.0
Other current assets	26.8	25.0
Total current assets	684.2	628.1
Property, plant and equipment, net	509.7	489.1
Operating lease right-of-use assets	87.8	91.2
Goodwill	296.9	296.0
Intangible assets, net	128.1	131.5
Deferred tax assets	14.7	15.0
Other assets	10.4	11.0
Total assets	$1,731.8	$1,661.9
Liabilities
Accounts payable	$189.6	$171.9
Accrued liabilities	88.8	90.5
Current operating lease liabilities	21.4	21.3
Current maturities of long-term debt	0.0	2.0
Total current liabilities	299.8	285.7
Long-term debt	829.4	781.5
Accrued postretirement benefits	38.1	38.6
Deferred tax liabilities	32.0	33.4
Operating lease liabilities	66.9	70.3
Other long-term liabilities	42.6	41.6
Total liabilities	1,308.8	1,251.1
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 24,459,766 and 24,026,844 shares issued	0.2	0.2
Additional paid-in capital	253.4	249.5
Retained earnings	318.7	300.9
Accumulated other comprehensive loss	(38.3)	(40.0)
Treasury stock, at cost, 3,316,679 and 2,930,694 shares	(115.1)	(104.0)
Total Koppers shareholders’ equity	418.9	406.6
Noncontrolling interests	4.1	4.2
Total equity	423.0	410.8
Total liabilities and equity	$1,731.8	$1,661.9

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	March 31,
	2022	2021
Cash provided by (used in) operating activities:
Net income	$18.8	$25.8
Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization	14.2	16.1
Stock-based compensation	3.5	3.5
Change in derivative contracts	0.3	(2.6)
Non-cash interest expense	0.7	0.7
(Gain) on sale of assets	(2.5)	(7.5)
Insurance proceeds	(0.4)	0.0
Deferred income taxes	0.3	(0.2)
Change in other liabilities	1.0	3.2
Other - net	2.4	(0.6)
Changes in working capital:
Accounts receivable	(40.0)	(21.3)
Inventories	(13.5)	0.0
Accounts payable	13.0	(8.5)
Accrued liabilities	(4.5)	(10.9)
Other working capital	(1.3)	(5.1)
Net cash used in operating activities	(8.0)	(7.4)
Cash (used in) provided by investing activities:
Capital expenditures	(26.2)	(24.2)
Insurance proceeds received	0.4	0.0
Cash provided by sale of assets	3.8	4.7
Net cash used in investing activities	(22.0)	(19.5)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	47.4	36.6
Repayments of long-term debt	(2.0)	(2.5)
Issuances of Common Stock	0.3	1.1
Repurchases of Common Stock	(11.1)	(1.8)
Payment of debt issuance costs	(0.1)	0.0
Dividends paid	(1.1)	0.0
Net cash provided by financing activities	33.4	33.4
Effect of exchange rate changes on cash	0.3	(0.8)
Net increase in cash and cash equivalents	3.7	5.7
Cash and cash equivalents at beginning of period	45.5	38.5
Cash and cash equivalents at end of period	$49.2	$44.2
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$7.4	$7.9
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$1.5	$4.8
Supplemental disclosure of cash flow information:
Non-cash investing activities
Accrued capital expenditures	$11.5	$5.2

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended March 31,
	2022	2021
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$183.4	$191.9
Performance Chemicals	136.4	123.6
Carbon Materials and Chemicals	139.5	92.0
Total	$459.3	$407.5
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$11.6	$16.4
Performance Chemicals	20.9	27.8
Carbon Materials and Chemicals	20.1	10.4
Corporate Unallocated	0.0	0.5
Total	$52.6	$55.1
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	6.3%	8.5%
Performance Chemicals	15.3%	22.5%
Carbon Materials and Chemicals	14.4%	11.3%
Total	11.5%	13.5%

(1)	The tables below describe the adjustments to arrive at adjusted EBITDA for the quarters ended March 31, 2022 and 2021, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In millions)

	Three Months Ended March 31,
	2022	2021
Net income	$18.8	$25.8
Interest expense	9.8	10.1
Depreciation and amortization	14.2	16.1
Income tax provision	9.7	8.5
Discontinued operations	0.5	0.4
Sub-total	53.0	60.9
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	0.1	3.3
(Gain) on sale of assets	(2.5)	(7.5)
LIFO expense	1.7	1.0
Mark-to-market commodity hedging losses (gains)	0.3	(2.6)
Total adjustments	(0.4)	(5.8)
Adjusted EBITDA	$52.6	$55.1

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS

AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended March 31,
	2022	2021
Net income attributable to Koppers	$18.8	$25.9
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure costs	0.1	3.9
(Gain) on sale of assets	(2.5)	(7.5)
LIFO expense	1.7	1.0
Mark-to-market commodity hedging losses (gains)	0.3	(2.6)
Total adjustments	(0.4)	(5.2)
Adjustments to income tax and noncontrolling interests:
Income tax on adjustments to pre-tax income	0.1	1.3
Deferred tax adjustments	0.7	0.0
Noncontrolling interest	0.0	(0.1)
Effect on adjusted net income	0.4	(4.0)
Adjusted net income including discontinued operations	19.2	21.9
Discontinued operations	0.5	0.4
Adjusted net income attributable to Koppers	$19.7	$22.3

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE

AND ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended March 31,
	2022	2021
Income from continuing operations attributable to Koppers	$19.3	$26.3
Net income attributable to Koppers	$18.8	$25.9
Adjusted net income attributable to Koppers	$19.7	$22.3
Denominator for diluted earnings per share (in thousands)	21,692	21,907
Earnings per share:
Diluted earnings per share - continuing operations	$0.89	$1.20
Diluted earnings per share - net income	$0.87	$1.18
Adjusted earnings per share	$0.91	$1.02

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT

AND NET LEVERAGE RATIO

(In millions)

	Twelve Months Ended
	March 31, 2022	December 31, 2021	March 31 2021
Total Debt	$829.4	$783.5	$810.6
Less: Cash	49.2	45.5	44.2
Net Debt	$780.2	$738.0	$766.4
Adjusted EBITDA	$221.0	$223.5	$228.5
Net Leverage Ratio	3.5	3.3	3.4

UNAUDITED RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

	Twelve Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Net income	$77.9	$84.9	$149.3
Interest expense	40.1	40.5	45.0
Depreciation and amortization	56.5	58.4	57.7
Income tax provision	35.7	34.5	32.1
Discontinued operations, net of tax	0.3	0.2	(31.5)
Sub-total	210.5	218.5	252.6
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	1.0	4.2	12.2
(Gain) on sale of assets	(26.2)	(31.2)	(7.5)
LIFO expense (benefit)	28.9	28.2	(12.2)
Mark-to-market commodity hedging losses (gains)	6.8	3.8	(19.7)
Pension settlement	0.0	0.0	0.1
Discretionary incentive	0.0	0.0	3.0
Adjusted EBITDA	$221.0	$223.5	$228.5